EXHIBIT 10(f)

STOCK GRANT AGREEMENT made as of the 4th day of January, 2021 between KINGSTONE COMPANIES, INC., a Delaware corporation (the “Company”), and BARRY B. GOLDSTEIN (the “Grantee”).

WHEREAS, the Grantee is the Chief Executive Officer and President of the Company;

WHEREAS, the Company and the Grantee are parties to a Second Amended and Restated Employment Agreement dated as of October 14, 2019 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Compensation Committee of the Board of Directors of the Company has approved the grant to the Grantee of common stock of the Company (“Common Stock”) pursuant to the Company’s 2014 Equity Participation Plan, as amended (the “Plan”).

NOW, THEREFORE, in consideration of the foregoing, the Company hereby grants to the Grantee an award of shares of Common Stock upon the following terms and conditions:

1. DEFINED TERMS. All terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Plan or the Employment Agreement.

2. GRANT. Subject to the terms and conditions of the Plan and the provisions hereof, the Company hereby agrees to grant to the Grantee, pursuant to Section 16 of the Plan, an award of twenty-one thousand (21,000) shares of Common Stock (the “Shares”), such Shares being issuable on the Vesting Dates (as hereinafter defined) set forth in, and subject to the provisions of, Section 3 hereof.

3. VESTING OF SHARES. (a) The Shares shall vest on the respective Vesting Dates set forth below, provided that the Grantee continues to serve as an employee, director or consultant of the Company as of the applicable Vesting Date (or sooner as provided for in paragraph (c) hereof), subject to the provisions of the Plan:

(i)	ten thousand five hundred (10,500) of the Shares on the first anniversary of the date hereof (the “First Vesting Date”); and

(ii)

ten thousand five hundred (10,500) of the Shares on December 31, 2022 (the “Second Vesting Date”); each of the First Vesting Date and the Second Vesting Date is referred to hereinafter as a “Vesting Date”.

(b) Subject to the provisions of the Plan, in the event that the Grantee does not continue to serve as an employee, director or consultant of the Company as of a particular Vesting Date as a result of the termination of the Grantee’s employment for Cause or the Grantee’s resignation (other than for Good Reason), the Grantee shall not be entitled to receive any of the Shares issuable on such Vesting Date or thereafter, and this Agreement shall terminate and be of no further force or effect.

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(c) In the event that, prior to a particular Vesting Date (i) the Grantee’s employment with the Company is terminated other than for Cause, (ii) the Grantee’s employment with the Company is terminated as a result of the Grantee having become Disabled, (iii) the Grantee dies while an employee of the Company, or (iv) the Grantee resigns his employment with the Company for Good Reason, the Shares that were scheduled to vest on such Vesting Date and thereafter shall instead vest on the date of termination of employment, the date of death or the date of resignation of employment, as the case may be (the “Termination Date”).

(d) In the event that Shares vest on a Vesting Date or the Termination Date, as the case may be, the certificate representing the portion of the Shares then vested shall be issued by the Company as soon as reasonably practicable thereafter.

(e) The number of Shares issuable to the Grantee is subject to adjustment for any stock splits, reverse stock splits and other recapitalizations that take effect prior to a particular Vesting Date or the Termination Date, as the case may be.

4. INCORPORATION BY REFERENCE. The terms and conditions of the Plan are hereby incorporated by reference and made a part hereof.

5. NOTICES. Any notice or other communication given hereunder shall be deemed sufficient if in writing and hand delivered or sent by registered or certified mail, return receipt requested, addressed to the Company, 15 Joys Lane, Kingston, New York 12401, Attention: Chief Operating Officer and to the Grantee at the address indicated below, or, in each case, at such other address notice of which is given in accordance with the foregoing provisions. Notices shall be deemed to have been given on the date of hand delivery or mailing as provided for above, except notices of change of address, which shall be deemed to have been given when received.

6. BINDING EFFECT. This Stock Grant Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

7. ENTIRE AGREEMENT. This Stock Grant Agreement, together with the Plan, contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be modified only by an instrument executed by the party sought to be charged.

8. GOVERNING LAW. This Stock Grant Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding choice of law rules thereof.

9. EXECUTION IN COUNTERPARTS. This Stock Grant Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

10. SIGNATURES. Signatures hereon which are transmitted via facsimile, or other electronic image, shall be deemed original signatures.

11. INTERPRETATION; HEADINGS. The provisions of this Stock Grant Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto. The headings and captions under sections and paragraphs of this Stock Grant Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Stock Grant Agreement.

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IN WITNESS WHEREOF, the parties have executed this Stock Grant Agreement as of the day and year first above written.

KINGSTONE COMPANIES, INC.

By:
Meryl S. Golden
Chief Operating Officer

Signature of Grantee

Barry B. Goldstein
Name of Grantee

Address of Grantee

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